Exhibit 99.1

Helbiz, Inc. is chosen as the exclusive international media partner for the Italian Serie B Soccer League

Helbiz Media, a newly created, wholly-owned subsidiary of Helbiz, Inc., announces the acquisition of the over-the-top rights for the Italian Serie B Soccer Championship for the next 3 seasons (2021-2024)

●	Helbiz Media, created Helbiz Media to manage all aspects of its media, will debut with the broadcast of the entire Serie B Soccer Championship in Italy that will involve 20 Clubs, more than 390 soccer matches in the regular season and relegation and promotion playoffs – all of which can be watched by our customers who have a Helbiz Unlimited subscription.

●	Helbiz Media will strive to add value to Helbiz's core micro-mobility business by:

-	Targeting Helbiz’s current 3 million users and the more than 2.2 million fans of the B Series Championship

-	Potentially bringing micro-mobility to the 20 cities participating in the B Series Championship, of which only 3 cities are currently serviced by Helbiz.

-	Expanding the number of customers subscribing to Helbiz Unlimited, our service which allows subscribers to have unlimited access to our fleet of e-scooters and e-bikes for a fixed monthly fee. This subscription will now include unlimited use of all content offered by Helbiz Media. In the near term, we expect to be able to offer our e-mobility service to many additional fans of the Italian B Series Soccer Championship who do not currently have access to our Helbiz services.

●	Helbiz Media will be engaged in the marketing and distribution of audiovisual rights on a global scale, with a particular focus on sports rights.

●	The Italian Serie B League granted Helbiz Media a license to be the exclusive distributor of the media rights to the Serie B Soccer League outside of Italy and a non-exclusive license inside Italy. Helbiz is excited to reintroduce Italian Serie B soccer matches in the countries where Helbiz already has an established presence in micro-mobility.

●	The cost for the licenses granted to Helbiz Media by to the Italian Serie B League will be approximately $ 12 million annually.

●	This new business unit will make Helbiz the first and only micro-mobility operator worldwide to launch over-the-top (OTT) streaming entertainment services, and Helbiz believes that Helbiz Media will increase its value by managing advertising sales for the entire Helbiz group and developing an innovative audiovisual entertainment offering.

Milan, June 18, 2021 - Helbiz, Inc. a global leader in micro-mobility announces that it has acquired the over-the-top (“OTT”) rights of the Italian Serie B Championship for the next 3 seasons, 2021-2022, 2022-2023 and 2023-2024, non-exclusively in Italy and exclusively outside of Italy. Lega Nazionale Professionisti Serie B, chose Helbiz Media as its exclusive international licensee because it recognized the marketing power of the Helbiz brand.

Helbiz Media will offer a number of different levels of subscriptions, allowing subscribers to choose between our services and content offerings. We expect that our top-level subscription will continue to be called “Helbiz Unlimited” and will offer unlimited micro-mobility services as well as all of the Italian Serie B regular season and post-season matches. We plan on branding the specific Serie B content offering, “Helbiz Live”, and it will be accessible via smartphones, tablets, PCs and smart TVs. We expect to add more content to the Helbiz Media offerings over time and believe that we are poised to become a significant force in the OTT media market. As part of this plan, we recognize that we must meet the highest quality standards of media delivery, so that fans of Serie B will realize the value of a Helbiz subscription and be excited to use the Helbiz family of products and services.

This agreement represents an additional business line for Helbiz Media, which hopes to go live within the next 60 days in both International and Italian markets by working with broadcasters, OTT operators, agencies, and betting companies. Through Helbiz Live, Helbiz Media will promote the Serie B in the United States and Serbia, countries where Helbiz already has an established presence in micro-mobility. We will also partner with local media distributors in other markets to promote Helbiz Live.

Helbiz Media will serve dual missions of developing, managing and offering consumers audiovisual entertainment content, while also serving as an advertising hub for the entire Helbiz Group.

The annual cost of the license is approximately $ 12 million annually which we expect to recoup in the first 18 months of operation.

Matteo Mammì was appointed CEO of Helbiz Media. He will report directly to the CEO of Helbiz, Salvatore Palella, and will lead the Company’s media activities internationally. Matteo boasts more than 20 years of experience as a senior executive in the media, sports, and telecommunications sectors, and has served as top executive at Sky Sport, Mediapro, and IMG. Helbiz Media, was the brainchild of Emanuele Floridi, who joined Helbiz, as an Advisor of Helbiz Media.

“First of all, we owe a great deal of thanks to Serie B League, its President and the Clubs for trusting Helbiz Media as a distribution partner. I am thrilled to be part of the Helbiz Group, a well-established and extremely dynamic company that is re-inventing the micro-mobility sector. We will continue launching new projects to support our core business with the aim of winning over and involving our customers on an increasing basis. What is new today, is our commitment to offering exciting media content using cutting edge technology to provide an affordable audiovisual entertainment service. In addition to our consumer customers (our real obsession) we will also be looking at B2B, bringing the world of Helbiz to the attention of advertisers, who I am sure will immediately understand the great potential of Helbiz's assets. The goal is to create further value for the Group by linking micro-mobility to the offer of content, starting with that of sports”, said Matteo Mammì, CEO of Helbiz Media.

Helbiz is the business combination target of GreenVision Acquisition Corp. (Nasdaq: GRNV) which transaction is expected to be completed in the third calendar quarter this year. Helbiz recently acquired MiMoto Smart Mobility S.r.l, an innovator in the e-mopeds sharing market in Italy. In addition, upon completion of the merger with GreenVision, Helbiz believes that it will become the first publicly traded micro-mobility sharing company in the world as it will be listed on the U.S. NASDAQ Capital Market.

For investor and media inquiries, contact:

COMMUNICATION & MEDIA RELATIONSHIP

Davide D’Amico - tel. +39 335 7715011 email: davide.damico@helbiz.com

Chiara Garbuglia – tel +39 335 7388163 email: chiara.garbuglia@helbiz.com

USA

The Blueshirt Group

Gary Dvorchak, CFA - Phone: +1 (323) 240-5796 email: gary@blueshirtgroup.com

Agent of Change

Marcy Simon - Phone: +1 (917) 833-3392 email: marcy@agentofchange.com

Helbiz Investor Relations: investor.relations@helbiz.com

About Helbiz

Helbiz is a global leader in micro-mobility services. Launched in 2016 and headquartered in New York City, the company operates e-scooters, e-bicycles and e-mopeds in about 40 cities around the world including Washington, D.C., Alexandria, Arlington, Atlanta, Jacksonville, Miami, Milan, Richmond and Rome. Helbiz utilizes a customized, proprietary fleet management platform, artificial intelligence and environmental mapping to optimize operations and business sustainability. Helbiz announced on February 8, 2021 that it entered into a merger agreement with GreenVision Acquisition Corp. (Nasdaq: GRNV) ("GreenVision") a SPAC, which Helbiz believes, upon closing, will result in it becoming the first micro-mobility company listed on Nasdaq.

http://www.helbiz.com

About GreenVision

GreenVision Acquisition Corp. is a special purpose acquisition company formed under the laws of the State of Delaware for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from the Company’s or GreenVision’s expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the ability of the Company to meet Nasdaq listing standards following the transaction and in connection with the consummation thereof; (iii) the inability to complete the transactions contemplated by the Merger Agreement due to the failure to obtain approval of the stockholders of the Company or the stockholders of GreenVision or other reasons; (iv) the failure to meet the minimum cash requirements of the Merger Agreement due to GreenVision stockholder redemptions and the failure to obtain replacement financing; (v) the failure to meet projected development and production targets; (vi) costs related to the proposed transaction; (vii) changes in applicable laws or regulations; (viii) the ability of the combined company to meet its financial and strategic goals, due to, among other things, competition, the ability of the combined company to pursue a growth strategy and manage growth profitability; (ix) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (x) the effect of the COVID-19 pandemic on the Company and GreenVision and their ability to consummate the transaction; and (xi) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by the Company. Additional information concerning these and other factors that may impact the Company’s expectations and projections can be found in GreenVision’s periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (as amended, “GreenVision’s Annual Report”). GreenVision's SEC filings are available publicly on the SEC's website at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to GreenVision and Helbiz and speaks only as of the date on which it is made. GreenVision and Helbiz undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Additional Information about the Transaction and Where to Find It

In connection with the proposed business combination, GreenVision filed a preliminary proxy statement with the SEC. Additionally, GreenVision will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Security holders of GreenVision are urged to read the definitive proxy statement and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release. GreenVision’s stockholders may also obtain a copy of the preliminary or definitive proxy statement, once available as well as other documents filed with the SEC by GreenVision, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: GreenVision Acquisition Corp., One Penn Plaza, 36th Floor, New York, New York 10019.

Participants in Solicitation

GreenVision and its directors and officers may be deemed participants in the solicitation of proxies of GreenVision’s shareholders in connection with the proposed business combination. A list of the names of those directors and executive officers and a description of their interests in GreenVision is contained in the preliminary proxy statement with respect to the proposed business combination filed on June 9, 2021 with the SEC, and in GreenVision’s Annual Report. You may obtain more detailed information regarding the names, affiliations and interests of certain of GreenVision’s executive officers and directors in the solicitation by reading GreenVision’s Annual Report and the definitive proxy statement and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of GreenVision’s participants in the solicitation, which may, in some cases, be different than those of their securityholders generally, will be set forth in the definitive proxy statement relating to the business combination when it becomes available.

Helbiz and its officers and directors may also be deemed participants in such solicitation. A list of the names of such directors and executive officers and information regarding their interests in the business combination are set forth in the preliminary proxy statement which was filed on June 9, 2021 with the SEC and the definitive proxy statement for the business combination when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This press release also does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

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